Exhibit 99

MutualFirst Financial Announces Record Earnings for 2019

MUNCIE, Ind., Jan. 31, 2020 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today record net income available to common shareholders for the fourth quarter ended December 31, 2019 of $6.6 million, or $0.77 diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2018 of $5.3 million, or $0.61 diluted earnings per common share. Net income for the fourth quarter ended December 31, 2019 represents an annualized return on average assets of 1.28% and annualized return on average tangible common equity of 13.36% compared to 1.04% and 12.56%, respectively, for the same period of last year.

Record net income available to common shareholders for the year ended 2019 was $23.8 million, or $2.74 diluted earnings per common share, compared to net income available to common shareholders of $18.9 million, or $2.21 diluted earnings per common share for the year ended 2018. Net income for the year ended 2019 represents a return on average assets of 1.15% and return on average tangible common equity of 12.60% compared to 0.97% and 11.66%, respectively, for the same period of last year.

On a Form 8-K filed on October 29, 2019, MutualFirst announced it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Northwest Bancshares, Inc. (“Northwest Bancshares”). Pursuant to the Merger Agreement at the closing of the merger, MutualFirst will merge with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity. Immediately thereafter, MutualBank will merge with and into Northwest Bank, the wholly owned subsidiary of Northwest Bancshares, with Northwest Bank as the surviving entity.

Under the terms of the Merger Agreement, each share of common stock of MutualFirst will be converted into the right to receive 2.4 shares of Northwest Bancshares’s common stock, for total consideration valued at approximately $346 million at announcement.

The Merger Agreement has been approved by the Boards of Directors of Northwest Bancshares and MutualFirst. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of stockholders of MutualFirst. The parties anticipate completing the Merger during the second quarter 2020.

Adjusted net income available to common shareholders for the fourth quarter ended December 31, 2019, without one-time merger related expenses of $1.1 million pre-tax and $1.0 million after tax, was $7.6 million, or $0.88 diluted earnings per common share. Adjusted net income represents an annualized return on average assets of 1.48% and return on average tangible common equity of 15.38%. Adjusted net income available to common shareholders for the year ended 2019, without the one-time merger related expenses, was $24.8 million, or $2.85 diluted earnings per common share. Adjusted net income represents a return on average assets of 1.20% and return on average tangible common equity of 13.13%.

“We are pleased with our record performance in 2019,” said David W. Heeter, CEO, “We also are very excited about joining the Northwest team. Northwest has demonstrated a similar commitment to its clients, employees and the communities it serves, shares our core values and has an outstanding record of enhancing shareholder value.”

Balance Sheet

Assets increased $14.5 million as of December 31, 2019 compared to December 31, 2018 primarily due to increases in mortgage loans held for sale and investment securities. Mortgage loans held for sale increased $9.4 million compared to December 31, 2018 due to strong mortgage production as originations increased in 2019 compared to 2018. Investment securities increased $14.7 million from December 31, 2018 to December 31, 2019 primarily due to a decline in market interest rates, which increased the market value of the securities. The gross loan portfolio decreased by $5.7 million from December 31, 2018 to December 31, 2019 due to a decrease in residential mortgage loans of $47.6 million primarily as a result of a sale of $27 million of mortgages in the third quarter of 2019. This decrease was mainly offset by increases in commercial loans by $31.3 million, or 4.5%, and non-residential consumer loans by $10.6 million, or 4.0%. The loan mix is 48.3% commercial loans, 33.0% residential loans and 18.7% non-residential consumer loans as of December 31, 2019 compared to 46.0%, 36.2% and 17.8%, respectively, as of December 31, 2018.

Deposits increased by $34.3 million in 2019 due to an increase of $20.0 million in core deposits and $14.2 million in certificates of deposit. As of December 31, 2019, core deposits totaled $1.1 billion, or 67.6% of total deposits and certificates of deposit totaled $503 million, or 32.4% of total deposits compared to 67.8% and 32.2%, respectively, on December 31, 2018.

Allowance for loan losses remained constant at $13.3 million as of December 31, 2019 compared to December 31, 2018. The allowance for loan losses to non-performing loans as of December 31, 2019 was 185% compared to 146% as of December 31, 2018. The allowance for loan losses to total loans as of December 31, 2019 remained the same as December 31, 2018 at 0.89%. Non-performing loans to total loans at December 31, 2019 were 0.48% compared to 0.61% at December 31, 2018. Non-performing assets to total assets were 0.45% at December 31, 2019 compared to 0.54% at December 31, 2018.

Stockholders’ equity was $226.8 million at December 31, 2019, an increase of $24.4 million from December 31, 2018. The increase was primarily due to net income available to common shareholders of $23.8 million during the year ended December 31, 2019 and an increase in accumulated other comprehensive income of $10.8 million. These increases were partially offset by common stock dividends of $6.9 million and stock repurchases of 136,471 shares at a cost of $4.3 million in 2019. The Company’s tangible book value per common share as of December 31, 2019 was $23.43 compared to $20.51 as of December 31, 2018 and the tangible common equity ratio increased to 9.89% as of December 31, 2019 compared to 8.72% as of December 31, 2018. MFSF’s and the Bank’s risk-based capital ratios remained in excess of “well-capitalized” levels as defined by all regulatory standards as of December 31, 2019.

Income Statement

Net interest income before the provision for loan losses decreased $528,000 for the quarter ended December 31, 2019 compared to the same period in 2018. The decrease in net interest income was primarily a result of a decrease of thirteen basis points in net interest margin from 3.47% in the fourth quarter of 2018 compared to 3.34% in the fourth quarter of 2019. Net interest margin decreased primarily due to a larger decrease in the yield on interest-earnings assets of sixteen basis points compared to a decrease of two basis points on cost of interest-bearing liabilities. This decrease was partially offset by an increase of $15.4 million in average interest-earning assets, due primarily to organic loan growth. Net interest margin was also aided in the quarter by approximately three basis points of purchase accounting adjustments in fourth quarter of 2019 compared to nine basis points in the fourth quarter of 2018. On a linked-quarter basis, net interest income decreased by $279,000 primarily due to a decrease in net interest margin of four basis points and a decline in average earning assets of $9.6 million.

Net interest income before the provision for loan losses increased $1.2 million for the year ended 2019 compared to 2018. The increase in net interest income was primarily due to an increase of $101.5 million in average interest-earning assets. This increase was partially offset by a decrease of twelve basis points in net interest margin from 3.47% for the year ended 2018 compared to 3.35% in 2019. Net interest margin decreased primarily due to an increase in the cost of interest-bearing liabilities of twenty-two basis points compared to an increase in yield on interest-earning assets of six basis points. Net interest margin was aided by purchase accounting adjustments of eight basis points for the year ended 2018 compared to four basis points for 2019.

Provision for loan losses in the fourth quarter of 2019 was $575,000 compared to $600,000 during last year’s comparable period. The decrease was due to management’s ongoing evaluation of the adequacy of the allowance for loan losses. Net charge-offs in the fourth quarter of 2019 were $679,000, or 0.18% of average total loans on an annualized basis, compared to $328,000, or 0.09% of average total loans on an annualized basis in the fourth quarter of 2018. On a linked-quarter basis, provision for loan losses increased $150,000.

The provision for loan losses in 2019 was $2.0 million compared to $2.1 million in 2018. Net charge-offs for the year ended December 31, 2019 equaled $1.9 million, or 0.13% of loans, compared to $1.2 million, or 0.09% in 2018.

Non-interest income for the fourth quarter of 2019 was $8.3 million, an increase of $3.0 million compared to the fourth quarter of 2018. This increase in non-interest income included a $1.6 million increase in other income, primarily related to the sale of Visa B shares and a death benefit received in the fourth quarter of 2019, along with an increase of $820,000 in net gain on sale of mortgage loans due to a $37.1 million, or 101%, increase in mortgage loans sold in the fourth quarter of 2019 compared to the same period in 2018. Non-interest income also increased by $542,000 in service fee income on deposit accounts due to Visa incentive payments along with changes made in the structure of our deposit accounts. On a linked-quarter basis, non-interest income increased $2.4 million primarily due to the reasons mentioned above.

Non-interest income for the year ended 2019 was $24.9 million, an increase of $5.3 million compared to the year ended 2018. Net gain on sale of mortgage loans increased $2.7 million, other income increased by $1.4 million and service fee income increased $1.0 million for the reasons described above.

Non-interest expense increased $2.5 million when comparing the fourth quarter of 2019 with the same period in 2018. Non-interest expense increased due to an increase of $1.5 million in salaries and benefits due to increased commission expense for mortgage originators, higher health insurance expense and employee benefits accelerated due to the death of an executive. Non-interest expense was also higher due to $1.1 million of merger-related expenses, primarily in professional fees and other expenses. These increases were partially offset by a reduction of $207,000 in FDIC insurance premiums due to Small Bank Assessment Credits received as a result of the FDIC’s Reserve Ratio exceeding 1.38%. On a linked-quarter basis, non-interest expense increased $3.0 million for the same reasons as stated above.

Non-interest expense increased $2.4 million when comparing the year ended 2019 with the same period in 2018. Non-interest expense was impacted by general expense increases due to timing of the Universal Bancorp acquisition in 2018 along with items mentioned above.

The effective tax rate for the fourth quarter of 2019 was (6.9) % compared to 14.3% in the same quarter of 2018. The primary reason for the decline in the effective tax rate in the fourth quarter was the exercise of non-qualified stock options. The effective tax rate for the year ended 2019 was 9.0% compared to 13.6% for 2018.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-nine full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF”. Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

			(Audited)
	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2019	2019	2018
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$32,323	$31,315	$33,414
Interest-bearing time deposits	3,496	4,023	4,239
Investment securities - AFS	385,622	382,976	370,875
Loans held for sale	13,397	19,643	3,987
Loans, gross	1,490,232	1,497,022	1,495,943
Allowance for loan losses	(13,307)	(13,411)	(13,281)
Net loans	1,476,925	1,483,611	1,482,662
Premises and equipment, net	24,505	24,518	25,641
FHLB of Indianapolis stock	13,115	13,115	13,034
Deferred tax asset, net	5,146	3,344	7,744
Cash value of life insurance	60,740	61,099	60,160
Other real estate owned and repossessed assets	1,995	1,952	2,013
Goodwill	22,310	22,310	22,310
Core deposit and other intangibles	2,790	2,969	3,569
Other assets	21,412	22,675	19,665
Total assets	$2,063,776	$2,073,550	$2,049,313

Liabilities and Stockholders’ Equity
Deposits	$1,553,478	$1,573,088	$1,519,225
FHLB advances	245,879	239,661	292,497
Other borrowings	17,573	17,653	17,988
Other liabilities	20,034	21,170	17,240
Stockholders’ equity	226,812	221,978	202,363
Total liabilities and stockholders’ equity	$2,063,776	$2,073,550	$2,049,313
	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended

	December 31,	September 30,	December 31,	December 31,	December 31,

Income Statement (Unaudited):	2019	2019	2018	2019	2018

	(000)	(000)	(000)	(000)	(000)

Total interest and dividend income	$20,892	$21,617	$21,489	$85,329	$79,694

Total interest expense	4,926	5,372	4,995	21,032	16,591

Net interest income	15,966	16,245	16,494	64,297	63,103

Provision for loan losses	575	425	600	1,950	2,120

Net interest income after provision for loan losses	15,391	15,820	15,894	62,347	60,983

Non-interest income

Service fee income	3,019	2,081	2,390	8,949	7,937

Net realized gain on sales of AFS securities	39	109	138	1,014	804

Commissions	1,162	1,147	1,114	4,787	4,865

Net gain on sale of loans	1,722	1,778	902	5,871	3,126

Net servicing fees	149	158	158	595	591

Increase in cash value of life insurance	300	312	315	1,239	1,239

Net gain (loss) on sale of other real estate and repossessed assets	11	28	(9)	(19)	(43)

Other income	1,881	236	288	2,485	1,055

Total non-interest income	8,283	5,849	5,296	24,921	19,574

Non-interest expense

Salaries and employee benefits	10,386	8,826	8,895	36,313	32,964

Net occupancy expenses	1,010	1,005	986	4,055	3,965

Equipment expenses	636	574	625	2,441	2,514

Data processing fees	643	680	686	2,613	2,624

Advertising and promotion	353	296	331	1,323	1,606

ATM and debit card expense	584	590	582	2,334	2,290

Deposit insurance	-	(3)	207	413	898

Professional fees	1,342	484	463	2,706	2,177

Software subscriptions and maintenance	706	723	732	3,014	2,719

Other real estate and repossessed assets	86	47	49	256	189

Core deposit intangible amortization	178	187	249	779	1,103

Other expenses	1,548	1,074	1,214	4,911	5,684

Total non-interest expense	17,472	14,483	15,019	61,158	58,733

Income before income taxes	6,202	7,186	6,171	26,110	21,824

Income tax provision (benefit)	(426)	1,052	881	2,359	2,960

Net income available to common shareholders	$6,628	$6,134	$5,290	$23,751	$18,864

Pre-tax pre-provision earnings (1)	$6,777	$7,611	$6,771	$28,060	$23,944

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three

		months ended			months ended

		12/31/2019			12/31/2018

	Average	Interest	Average	Average	Interest	Average

	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/

	Balance	Paid	Rate	Balance	Paid	Rate

	(000)	(000)	(annualized)	(000)	(000)	(annualized)

Interest-earning Assets:

Interest -bearing deposits	$22,866	$56	0.98%	$22,735	$63	1.11%

Mortgage-backed securities:

Available-for-sale	213,821	1,333	2.49	216,947	1,511	2.79

Investment securities:

Available-for-sale	159,531	1,290	3.23	154,735	1,261	3.26

Loans receivable	1,505,000	18,057	4.80	1,491,709	18,509	4.96

Stock in FHLB of Indianapolis	13,115	156	4.76	12,823	145	4.52

Total interest-earning assets (2)	1,914,333	20,892	4.37	1,898,949	21,489	4.53

Non-interest earning assets, net of allowance for loan losses and unrealized gain/loss	152,354			129,974

Total assets	$2,066,687			$2,028,923

Interest-Bearing Liabilities:

Demand and NOW accounts	$410,289	621	0.61	$393,365	779	0.79

Savings deposits	178,983	5	0.01	184,447	5	0.01

Money market accounts	216,414	510	0.94	183,947	303	0.66

Certificate accounts	502,481	2,549	2.03	488,484	2,231	1.83

Total deposits	1,308,167	3,685	1.13	1,250,243	3,318	1.06

Borrowings	231,989	1,241	2.14	281,026	1,677	2.39

Total interest-bearing liabilities	1,540,156	4,926	1.28	1,531,269	4,995	1.30

Non-interest bearing deposit accounts	281,816			284,837

Other liabilities	21,118			18,196

Total liabilities	1,843,090			1,834,302

Stockholders’ equity	223,597			194,621

Total liabilities and stockholders’ equity	$2,066,687			$2,028,923

Net interest earning assets	$374,177			$367,680

Net interest income		$15,966			$16,494

Net interest rate spread (4)			3.09%			3.22%

Net yield on average interest-earning assets (4)			3.34%			3.47%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.41%			3.55%

Average interest-earning assets to average interest-bearing liabilities			124.29%			124.01%

		Twelve			Twelve

		months ended			months ended

		12/31/2019			12/31/2018

	Average	Interest	Average	Average	Interest	Average

	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/

	Balance	Paid	Rate	Balance	Paid	Rate

	(000)	(000)	(annualized)	(000)	(000)	(annualized)

Interest-earning Assets:

Interest -bearing deposits	$23,947	$291	1.22%	$22,927	$250	1.09%

Mortgage-backed securities:

Available-for-sale	216,374	5,703	2.64	203,891	5,513	2.70

Investment securities:

Available-for-sale	154,838	5,020	3.24	149,535	4,850	3.24

Loans receivable	1,509,658	73,623	4.88	1,427,436	68,475	4.80

Stock in FHLB of Indianapolis	13,105	692	5.28	12,557	606	4.83

Total interest-earning assets (2)	1,917,922	85,329	4.45	1,816,346	79,694	4.39

Non-interest earning assets, net of allowance for loan losses and unrealized gain/loss	147,692			127,142

Total assets	$2,065,614			$1,943,488

Interest-Bearing Liabilities:

Demand and NOW accounts	$403,399	3,072	0.76	$385,681	2,462	0.64

Savings deposits	182,589	19	0.01	180,065	20	0.01

Money market accounts	197,296	1,777	0.90	191,433	1,027	0.54

Certificate accounts	507,589	10,251	2.02	455,431	7,347	1.61

Total deposits	1,290,873	15,119	1.17	1,212,610	10,856	0.90

Borrowings	261,460	5,913	2.26	260,994	5,735	2.20

Total interest-bearing liabilities	1,552,333	21,032	1.35	1,473,604	16,591	1.13

Non-interest bearing deposit accounts	278,792			267,812

Other liabilities	20,417			17,315

Total liabilities	1,851,542			1,758,731

Stockholders’ equity	214,072			184,757

Total liabilities and stockholders’ equity	$2,065,614			$1,943,488

Net interest earning assets	$365,589			$342,742

Net interest income		$64,297			$63,103

Net interest rate spread (4)			3.09%			3.26%

Net yield on average interest-earning assets (4)			3.35%			3.47%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.43%			3.55%

Average interest-earning assets to average interest-bearing liabilities			123.55%			123.26%

	Three Months	Three Months	Three Months		Twelve Months	Twelve Months

	Ended	Ended	Ended		Ended	Ended

	December 31,	September 30,	December 31,		December 31,	December 31,

Selected Financial Ratios and Other Financial Data (Unaudited):	2019	2019	2018		2019	2018

Share and per share data:

Average common shares outstanding:

Basic	8,563,012	8,516,038	8,590,729		8,575,355	8,394,195

Diluted	8,636,467	8,629,030	8,732,290		8,682,108	8,543,544

Per common share:

Basic earnings	$0.77	$0.72	$0.62		$2.77	$2.25

Diluted earnings	$0.77	$0.71	$0.61		$2.74	$2.21

Dividends	$0.20	$0.20	$0.20		$0.80	$0.74

Dividend payout ratio	25.97%	28.17%	32.79%		29.20%	33.48%

Performance Ratios:

Return on average assets (ratio of net income to average total assets)(4)	1.28%	1.18%	1.04%		1.15%	0.97%

Return on average tangible common equity (ratio of net income to average tangible common equity)(4)	13.36%	12.65%	12.56%		12.60%	11.66%

Interest rate spread information:

Average during the period(4)	3.09%	3.11%	3.22%		3.09%	3.26%

Net interest margin(4)(5)	3.34%	3.38%	3.47%		3.35%	3.47%

Efficiency Ratio	72.05%	65.55%	68.93%		68.55%	71.04%

Ratio of average interest-earning assets to average interest-bearing liabilities	124.29%	124.26%	124.01%		123.55%	123.26%

Allowance for loan losses:

Balance beginning of period	$13,411	$13,435	$13,009		$13,281	$12,387

Net charge-offs (recoveries):

Real Estate:

Commercial	25	56	40	165	93

Commercial construction and development	-	-	0	-	0

Consumer closed end first mortgage	126	41	23	237	156

Consumer open end and junior liens	-	-	0	-	36

Total real estate loans	151	97	63	402	285

Other loans:

Auto	71	37	5	237	41

Boat/RV	395	232	212	1,039	593

Other	62	74	48	237	208

Commercial and industrial	-	9	0	9	99

Total other	528	352	265	1,522	941

Net charge-offs (recoveries)	679	449	328	1,924	1,226

Provision for loan losses	575	425	600	1,950	2,120

Balance end of period	$13,307	$13,411	$13,281	$13,307	$13,281

Net loan charge-offs to average loans (4)	0.18%	0.12%	0.09%	0.13%	0.09%

	December 31,	September 30,	December 31,

	2019	2019	2018

Total shares outstanding	8,607,953	8,498,491	8,603,462

Tangible book value per common share	$23.43	$23.15	$20.51

Tangible common equity to tangible assets	9.89%	9.60%	8.72%

Nonperforming assets (000’s)

Non-accrual loans

Real Estate:

Commercial	$756	$881	$4,782

Commercial construction and development	631	-	62

Consumer closed end first mortgage	3,682	3,574	2,777

Consumer open end and junior liens	352	184	273

Total real estate loans	5,421	4,639	7,894

Other loans:

Auto	256	185	88

Boat/RV	944	531	470

Other	51	16	46

Commercial and industrial	368	323	91

Total other	1,619	1,055	695

Total non-accrual loans	7,040	5,694	8,589

Accruing loans past due 90 days or more	156	148	517

Total nonperforming loans	7,196	5,842	9,106

Real estate owned	1,217	1,283	1,223

Other repossessed assets	778	669	790

Total nonperforming assets	$9,191	$7,794	$11,119

Performing restructured loans (6)	$1,371	$1,401	$2,571

Asset Quality Ratios:

Non-performing assets to total assets	0.45%	0.38%	0.54%

Non-performing loans to total loans	0.48%	0.39%	0.61%

Allowance for loan losses to non-performing loans	185%	230%	146%

Allowance for loan losses to loans receivable	0.89%	0.90%	0.89%

This earnings release and selected financials contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding MutualFirst’s results of operations or financial position. This table shows non-GAAP financial measures and the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure.

	As of or for	As of or for	As of or for	As of or for	As of or for

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months

	Ended	Ended	Ended	Ended	Ended

	December 31,	September 30,	December 31,	December 31,	December 31,

Non-GAAP Measurements	2019	2019	2018	2019	2018
Total stockholders’ equity (GAAP)	$226,812	$221,978	$202,363	$226,812	$202,363
Less: Intangible assets	25,100	25,279	25,879	25,100	25,879
Tangible common equity (non-GAAP)	$201,712	$196,699	$176,484	$201,712	$176,484

Total assets (GAAP)	$2,063,776	$2,073,550	$2,049,313	$2,063,776	$2,049,313
Less: Intangible assets	25,100	25,279	25,879	25,100	25,879

Tangible assets (non-GAAP)	$2,038,676	$2,048,271	$2,023,434	$2,038,676	$2,023,434

Tangible common equity to tangible assets (non-GAAP)	9.89%	9.60%	8.72%	9.89%	8.72%

Book value per common share (GAAP)	$26.35	$26.12	$23.52	$26.35	$23.52
Less: Effect of intangible assets	2.92	2.97	3.01	2.92	3.01
Tangible book value per common share	$23.43	$23.15	$20.51	$23.43	$20.51

Return on average stockholders’ equity (GAAP)	11.86%	11.19%	10.87%	11.09%	10.21%
Add: Effect of intangible assets	1.50%	1.46%	1.69%	1.51%	1.45%
Return on average tangible common equity (non-GAAP)	13.36%	12.65%	12.56%	12.60%	11.66%

Total tax free interest income (GAAP)
Loans receivable	$98	$98	$106	$399	$420
Investment securities	1,256	1,236	1,226	4,884	4,494
Total tax free interest income	$1,354	$1,334	$1,332	$5,283	$4,914
Total tax free interest income, gross (at 21%)	$1,714	$1,689	$1,686	$6,687	$6,220

Net interest margin, tax equivalent (non-GAAP)
Net interest income (GAAP)	$15,966	$16,245	$16,494	$64,297	$63,103
Add: Tax effect tax free interest income (3)	360	355	354	1,404	1,306
Net interest income (non-GAAP)	16,326	16,600	16,848	65,701	64,409
Divided by: Average interest-earning assets	1,914,333	1,923,938	1,898,949	1,917,922	1,816,346
Net interest margin, tax equivalent	3.41%	3.45%	3.55%	3.43%	3.55%

One-time merger related expenses
Non-tax deductible	$585	$-	$-	$585	$220
Tax deductible	527	-	79	527	2,158
Total one-time merger related expenses	$1,112	$-	$79	$1,112	$2,378
Subtract tax benefit	111	-	17	111	453
Net one-time merger related expenses	$1,001	$-	$62	$1,001	$1,925
Net income (GAAP)	6,628	-	5,290	23,751	18,864
Net income excluding one-time merger expenses (non-GAAP)	$7,629	$-	$5,352	$24,752	$20,789

Adjusted diluted earnings per share
Net income excluding one-time merger expenses (non-GAAP)	$7,629	$-	$5,352	$24,752	$20,789
Average diluted shares	8,636,467	-	8,732,290	8,682,108	8,543,544
Adjusted diluted earnings per share (non-GAAP)	$0.88	$-	$0.61	$2.85	$2.43

Adjusted return on assets
Net income excluding one-time merger expenses (non-GAAP)	$7,629	$-	$5,352	$24,752	$20,789
Average assets	2,066,687	-	2,028,923	2,065,614	1,943,488
Adjusted return on average assets (non-GAAP)	1.48%	-	1.06%	1.20%	1.07%

Adjusted return on tangible common equity
Net income excluding one-time merger expenses (non-GAAP)	$7,629	$-	$5,352	$24,752	$20,789
Average tangible common equity	198,401	-	168,443	188,563	161,788
Adjusted return on average tangible common equity (non-GAAP)	15.38%	-	12.71%	13.13%	12.85%

Ratio Summary:
Return on average equity	11.86%	11.19%	10.87%	11.09%	10.21%
Return on average tangible common equity	13.36%	12.65%	12.56%	12.60%	11.66%
Return on average assets	1.28%	1.18%	1.04%	1.15%	0.97%
Tangible common equity to tangible assets	9.89%	9.60%	8.72%	9.89%	8.72%
Net interest margin, tax equivalent	3.41%	3.45%	3.55%	3.43%	3.55%

(1)	Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3)	Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 21% applicable tax rate.

(4)	Ratios for the three month periods have been annualized.

(5)	Net interest income divided by average interest earning assets.

(6)	Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945